Filed Pursuant to Rule 433
Dated September 27, 2011
Registration Statement No. 333-162182

McDONALD’S CORPORATION

USD 500 Million 2.625% Medium-Term Notes Due 2022

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	A2 / A / A (Moody’s / Standard & Poor’s / Fitch)*
Trade Date:	September 27, 2011
Settlement Date:	September 30, 2011
Maturity Date:	January 15, 2022
Security Description:	SEC-Registererd Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 500,000,000
Coupon:	2.625%
Issue Price:	98.588% of the principal amount
Yield to Maturity:	2.784%
Spread to Benchmark Treasury:	T + 78 basis points
Benchmark Treasury:	2.125% 10-year note due August 15, 2021
Benchmark Treasury Yield:	2.004%
Coupon Payments:	Pays Semi-Annually on the 15th day of January and July, beginning January 15, 2012
Day Count:	30 / 360
Redemption Provision:	Callable at any time at a make-whole price of the greater of (a) 100% of the principal amount, or (b) discounted present value at Treasury Rate plus 15 basis points
Joint Bookrunners:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc. SG Americas Securities, LLC
CUSIP:	58013MEM2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any agent participating in the offering will arrange to send you the prospectus if you request it by calling McDonald’s Corporation toll-free at 1-800-228-9623; Citigroup Global Markets Inc. toll-free at 1-877-858-5407; J.P. Morgan Securities LLC collect at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; RBS Securities Inc. toll-free at 1-866-884-2071; or SG Americas Securities, LLC toll-free at 1-855-881-2108.

* A credit rating is not a recommendation to buy, sell or hold securities.  It may be subject to revision or withdrawal at any time by the assigning credit rating agency.  Each credit rating is applicable only to the specific security to which it applies.  Investors should make their own evaluation as to whether an investment in the security is appropriate.